Exhibit 99.1

Burlington Stores, Inc. Announces First Quarter 2016 Results, Exceeding Guidance;

Raises Fiscal Year 2016 Outlook

o	On a GAAP basis, net sales rose 8.4%, net income increased 46% and diluted net income per share rose 53%
o	On a Non-GAAP basis,
-	Comparable store sales increased 4.3%
-	Adjusted Net Income per Share rose 39% to $0.57
-	Adjusted EBITDA increased 19% to $121 million
-	Comparable store inventory decreased 9% and turnover improved 7%

BURLINGTON, New Jersey; May 26, 2016 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the first quarter ended April 30, 2016.

Tom Kingsbury, Chief Executive Officer stated, “We are very pleased to report first quarter results that exceeded our top and bottom line guidance.  Our performance was highlighted by an 8.4% increase in net sales, a 4.3% increase in comparable store sales and an 80 basis point expansion in adjusted EBITDA margin driven by the ongoing traction and successful execution of our off-price operating model.  I would like to thank our store and corporate teams for these results.”

Fiscal 2016 First Quarter Operating Results (for the 13 week period ended April 30, 2016 compared with the 13 week period ended May 2, 2015):

o

Net sales increased 8.4%, or $99.6 million, to $1,282.7 million.  This increase includes the 4.3% increase in comparable store sales, as well as an increase of $52.6 million from new and non-comparable stores.

o

Gross margin improved approximately 35 basis points to 40.1% during the Fiscal 2016 first quarter.  This more than offset an approximate 20 basis point increase in product sourcing costs, which are included in selling, general and administrative expenses (SG&A).

o

SG&A, less product sourcing costs, as a percentage of net sales was 26.7%, which represented an approximate 60 basis points of improvement compared with the Fiscal 2015 first quarter.  Approximately 20 basis points of this improvement represented timing of certain expenses related to activities that were moved to the second quarter of the year.

o	The effective tax rate was 37.6% compared with 37.8% last year.
o	Net income increased 46.0% to $37.5 million, or $0.52 per diluted share.

o	Adjusted Net Income increased 32.5% to $41.6 million, or $0.57 per share vs. $0.41 per share last year.

o

Fully diluted shares outstanding were 72.4 million at the end of the quarter compared with 76.5 million outstanding at the end of last year’s first quarter, primarily driven by the repurchase of 4.9 million shares since the 2015 first quarter.

o

Adjusted EBITDA increased 19.3%, or $19.5 million, to $121.0 million. Sales growth, SG&A leverage and gross margin expansion led to an 80 basis point expansion in Adjusted EBITDA as a percentage of net sales.

Inventory

o

Merchandise inventories were $804.7 million vs. $822.3 million last year, primarily driven by a comparable store inventory decrease of 9%.  Pack and hold inventory represented 28% of inventory at quarter end versus 26% last year.

Share Repurchase Activity

o

During the first quarter, the Company invested $50 million of cash to repurchase 924,953 shares of its common stock ending the period with approximately $150 million remaining on its share repurchase authorization.

Full Year Fiscal 2016 and Second Quarter 2016 Outlook

The Company is raising its Full Year Fiscal 2016 outlook based on its very strong first quarter results.  The Company notes that given changes in share count, simple addition of its quarterly adjusted net income per share will not round to the full fiscal year.

For the full Fiscal Year 2016 (the 52-weeks ending January 28, 2017), the Company expects:

o	Net sales now to increase in the range of 7.1% to 7.6%;
o	Comparable store sales now to increase between 3.0% to 3.5%, inclusive of a 0.5% increase related to the transfer of our fragrance business from a leased to an owned category;
o	Interest expense of approximately $62 million;
o	Tax rate to approximate 37.8%;
o

Adjusted Net Income per Share in the range of $2.68 to $2.78, compared to our prior guidance of $2.62 to $2.72, utilizing a fully diluted share count of approximately 72.4 million shares, as compared with $2.31 in Fiscal 2015;

o	Adjusted EBITDA margin expansion now to increase 30 to 40 basis points;
o	To open 25 net new stores.

For the second quarter of Fiscal 2016 (the 13 weeks ending July 30, 2016), the Company expects:

o	Net sales to increase in the range of 6.3% to 7.3%;
o	Comparable store sales to increase in the range of 2.5% to 3.5%;
o

Adjusted Net Income per Share in the range of $0.20 to $0.23, utilizing a fully diluted share count of approximately 72.3 million shares, as compared to $0.19 last year.  The guidance range for the quarter includes a shift of approximately $0.02 per diluted share in expenses from the first quarter.

The Company has provided non-GAAP guidance as set out above.  This does not reflect the impact of potential future non-GAAP adjustments on GAAP net income or GAAP diluted net income per share because the need for some of these adjustments, and their impact, cannot be predicted with reasonable certainty. The adjustments that cannot be predicted with reasonable certainty include, but are not limited to, costs related to debt amendments, secondary offerings, loss on extinguishment of debt, and impairment charges as well as the tax effect of such items.

Note regarding Non-GAAP financial measures

The foregoing discussion includes references to Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per Share.  The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its results to that of other retailers.  These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

First Quarter 2016 Conference Call

The Company will hold a conference call on Thursday, May 26, 2016 at 8:30 a.m. Eastern Time to discuss the Company’s first quarter results.  The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.  For those unable to participate in the conference call, a replay will be available beginning at 11:30 am ET, May 26, 2016 until 11:59 pm ET on June 2, 2016.  The U.S. toll-free replay dial-in number is 1-877-870-5176 and the international replay dial-in number is 1-858-384-5517.  The replay passcode is 13637670. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using SEC filings, press releases, public conference calls and webcasts.  In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters.  Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonCoatFactory/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

The Company, through its wholly-owned subsidiaries, operates a national chain of off-price retail stores offering ladies’, men’s and children’s apparel and accessories, home goods, baby products and coats, principally under the name Burlington Stores.

For more information about Burlington Stores, Inc., visit the Company's website at www.burlingtonstores.com.

Investor Relations Contacts:

Robert L. LaPenta, Jr.

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Melissa Calandruccio

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(All amounts in thousands)

	Three Months Ended
	April 30,	May 2,
	2016	2015
REVENUES:
Net sales	$1,282,670	$1,183,059
Other revenue	6,214	7,860
Total revenue	1,288,884	1,190,919
COSTS AND EXPENSES:
Cost of sales	768,681	712,930
Selling, general and administrative expenses	403,385	377,679
Costs related to secondary offering	—	259
Stock option modification expense	236	460
Depreciation and amortization	45,545	42,155
Impairment charges-long-lived assets	109	1,715
Other income—net	(4,169)	(1,072)
Loss on extinguishment of debt	—	649
Interest expense	14,952	14,803
Total cost and expenses	1,228,739	1,149,578
Income before income tax expense	60,145	41,341
Income tax expense	22,631	15,646
Net income	$37,514	$25,695

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	April 30,	January 30,	May 2,
	2016	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$28,100	$20,915	$34,748
Restricted cash and cash equivalents	27,800	27,800	27,800
Accounts receivable—net	51,371	38,571	45,717
Merchandise inventories	804,694	783,528	822,313
Prepaid and other current assets	69,525	62,168	125,994
Total current assets	981,490	932,982	1,056,572
Property and equipment—net	1,011,869	1,018,570	967,054
Goodwill and intangible assets—net	517,546	523,817	545,355
Other assets	94,996	96,444	104,666
Total assets	$2,605,901	$2,571,813	$2,673,647

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$594,381	$598,199	$631,790
Other current liabilities	279,076	286,986	261,691
Current maturities of long term debt	1,452	1,403	1,195
Total current liabilities	874,909	886,588	894,676
Long term debt	1,350,176	1,295,163	1,306,570
Other liabilities	285,554	287,389	273,335
Deferred tax liabilities	200,500	201,695	229,418
Commitments and contingencies
Stockholders' deficit	(105,238)	(99,022)	(30,352)
Total liabilities and stockholders' deficit	$2,605,901	$2,571,813	$2,673,647

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Three Months Ended
	April 30,	May 2,
	2016	2015
OPERATING ACTIVITIES
Net income	$37,514	$25,695
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	45,545	42,155
Deferred income tax (benefit)	(533)	(4,135)
Non-cash loss on extinguishment of debt	—	649
Non-cash stock compensation expense	3,283	2,119
Non-cash rent expense	(7,331)	(5,586)
Deferred rent incentives	2,476	11,301
Changes in assets and liabilities:
Accounts receivable	(13,287)	(2,015)
Merchandise inventories	(21,166)	(33,605)
Accounts payable	(2,959)	10,108
Other current assets and liabilities	(15,388)	(64,842)
Long term assets and liabilities	1,469	(913)
Other operating activities	754	(2,789)
Net cash provided by (used in) operating activities	30,377	(21,858)
INVESTING ACTIVITIES
Cash paid for property and equipment	(30,425)	(43,088)
Other investing activities	83	108
Net cash used in investing activities	(30,342)	(42,980)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	450,200	436,100
Principal payments on long term debt—ABL Line of Credit	(395,400)	(319,400)
Principal payments on long term debt—Term Loan Facility	—	(50,000)
Purchase of treasury shares	(50,017)	(331)
Other financing activities	2,367	7,868
Net cash provided by financing activities	7,150	74,237
Increase in cash and cash equivalents	7,185	9,399
Cash and cash equivalents at beginning of period	20,915	25,349
Cash and cash equivalents at end of period	$28,100	$34,748

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands except per share data)

Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense

The following tables calculate the Company’s Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA (earnings before (i) net interest expense, (ii) loss on extinguishment of debt, (iii) costs related to secondary offerings, (iv) stock option modification expense, (v) advisory fees, (vi) depreciation and amortization (vii) impairment charges and (viii) taxes) and Adjusted Tax Expense (income tax expense less the tax effect of the reconciling items to get to Adjusted Net Income (footnote (g) in the table below)), all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income for the period plus (i) net favorable lease amortization, (ii) costs related to secondary offerings, (iii) stock option modification expense, (iv) loss on the extinguishment of debt, (v) impairment charges and (vi) advisory fees, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted Net Income per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding, as defined in the table below.

The Company presents Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted Tax Expense may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the three months ended April 30, 2016 compared with the three months ended May 2, 2015:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended
	April 30,	May 2,
	2016	2015
Reconciliation of net income to Adjusted Net Income:
Net income	$37,514	$25,695
Net favorable lease amortization (a)	6,222	6,057
Costs related to secondary offering (b)	—	259
Stock option modification expense (c)	236	460
Loss on extinguishment of debt (d)	—	649
Impairment charges (e)	109	1,715
Advisory fees (f)	—	73
Tax effect (g)	(2,471)	(3,501)
Adjusted Net Income	$41,610	$31,407
Fully diluted weighted average shares outstanding (h)	72,423	76,501
Adjusted Net Income per Share	$0.57	$0.41

(a)

Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat

Factory Warehouse Corporation, and are recorded in the line item “Depreciation and amortization” in our Condensed Consolidated Statements of Operations.
(b)	Costs are related to our secondary offering of common stock during Fiscal 2015.
(c)	Represents expenses incurred as a result of our May 2013 stock option modification.
(d)	Amounts relate to the April 2015 prepayment on our Term Loan Facility.
(e)	Represents impairment charges on long-lived assets.
(f)

Amounts represent reimbursement for out-of-pocket expenses that are payable to Bain Capital, and are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Operations.

(g)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the tax impact of items (a) through (f).
(h)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.  Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the three months ended April 30, 2016 compared with the three months ended May 2, 2015:

	(unaudited)
	(in thousands)
	Three Months Ended
	April 30,	May 2,
	2016	2015
Reconciliation of net income to Adjusted EBITDA:
Net income	$37,514	$25,695
Interest expense	14,952	14,803
Interest income	(14)	(15)
Loss on extinguishment of debt (d)	—	649
Costs related to secondary offering (b)	—	259
Stock option modification expense (c)	236	460
Advisory fees (f)	—	73
Depreciation and amortization	45,545	42,155
Impairment charges (e)	109	1,715
Tax expense	22,631	15,646
Adjusted EBITDA	$120,973	$101,440

The following table shows the Company’s reconciliation of income tax expense to Adjusted Tax Expense for the three months ended April 30, 2016 compared with the three months ended May 2, 2015:

	(unaudited)
	(in thousands)
	Three Months Ended
	April 30,	May 2,
	2016	2015
Reconciliation of income tax expense to Adjusted Tax Expense
Income tax expense	$22,631	$15,646
Less tax effect of adjustments to net income	(2,471)	(3,501)
Adjusted Tax Expense	$25,102	$19,147